Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

ACCO BRANDS CORPORATION REPORTS
FIRST QUARTER 2015 RESULTS

LAKE ZURICH, ILLINOIS, April 29, 2015 - ACCO Brands Corporation (NYSE: ACCO), a world leader in branded school, office and consumer products, today reported its first quarter results for the period ended March 31, 2015.

"Despite substantial headwinds from the strong dollar, we grew earnings and improved margins in the first quarter," said Boris Elisman, president and chief executive officer, ACCO Brands. "While currency is expected to remain challenging, we will continue to focus on productivity improvements and profitable sales initiatives to drive shareholder value for the remainder of the year."

First Quarter Results

Net sales decreased 12% to $290.0 million from $329.4 million in the prior-year quarter. On a constant currency basis, sales decreased 6%. Operating income increased by $3.2 million to $2.6 million from a loss of $0.6 million in the prior year despite a $1.8 million impact from foreign currency translation. The improvement was primarily due to cost savings, productivity improvements and lower restructuring costs. Net loss was $5.8 million, or $0.05 per share, compared to a net loss of $7.8 million, or $0.07 per share, in the prior-year quarter. Adjusted net loss improved 35% to $4.0 million, or $0.04 per share, from $6.2 million, or $0.05 per share, in the prior-year quarter. The improvement was primarily the result of cost savings and productivity improvements which offset the negative impact of foreign currency translation and lower sales volumes. During the quarter the company repurchased 2.7 million shares of its common stock.

Business Segment Highlights

ACCO Brands North America - Sales decreased 3% to $166.7 million from $171.4 million in the prior-year quarter. On a constant currency basis, sales decreased 1% driven primarily by declines in the office superstore channel. Operating income increased to $5.6 million from a loss of $1.5 million in the prior-year quarter. Adjusted operating income increased to $5.1 million from a loss of $1.2 million in the prior-year quarter, primarily due to cost savings and productivity improvements.

ACCO Brands International - Sales decreased 24% to $94.6 million from $124.3 million in the prior-year quarter. On a constant currency basis, sales decreased 12% primarily due to declines in Brazil, partially offset by price increases. Operating income was $3.3 million compared to $7.6 million in the prior-year quarter. Adjusted operating income decreased to $3.3 million from $8.1 million in the prior-year quarter, primarily due to lower sales volume. The negative impact from foreign currency translation was $0.8 million.

Computer Products - Sales decreased 15% to $28.7 million, from $33.7 million in the prior-year quarter. On a constant currency basis, sales declined 6% largely due to lower tablet accessory sales resulting from the de-emphasis of commoditized products. Operating income increased to $2.0 million from $1.9 million in the prior-year quarter. Adjusted operating income was $2.0 million compared to $2.2 million in the prior-year quarter. The decline was primarily due to foreign currency translation which had a $0.9 million impact. The improvement in operating income, excluding the impact of foreign currency, was driven by the shift away from commoditized tablet accessories.

Business Outlook

The company reiterates its 2015 sales, adjusted earnings per share and free cash flow guidance. The company expects 2015 sales to decline in the high-single- or low-double-digits, adjusted earnings per share of $0.70-$0.74 and free cash flow of approximately $140 million.

Webcast

At 8:30 a.m. Eastern Time today, ACCO Brands Corporation will host a conference call to discuss the company's results. The call will be broadcast live via webcast. The webcast can be accessed through the Investor Relations section of www.accobrands.com. The webcast will be in listen-only mode and will be available for replay for one month following the event.

Non-GAAP Financial Measures

To supplement our consolidated financial statements presented on a GAAP basis in this earnings release, we provide investors with certain non-GAAP financial measures, including “adjusted” financial measures, earnings before interest, taxes and depreciation (“EBITDA”), free cash flow and net sales at constant currency. See our Supplemental Reconciliation of Adjusted Results, Supplemental Reconciliation of Operating Income to Adjusted EBITDA, Supplemental Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow, our Supplemental Business Segment Information and Reconciliation and our Supplemental Net Sales Change Analysis, for a description of each of these non-GAAP financial measures and a reconciliation to the most directly comparable GAAP financial measure for each of the periods presented herein. We believe these non-GAAP financial measures are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results. Adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of our underlying operational results and trends. For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results such as unusual tax items, restructuring and integration charges, goodwill or other impairment charges, foreign currency fluctuation, and other one-time or non-recurring items. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

About ACCO Brands Corporation

ACCO Brands Corporation is one of the world's largest suppliers of branded school, office and consumer products and print finishing solutions. Our widely recognized brands include AT-A-GLANCE®, Day-Timer®, Five Star®, GBC®, Hilroy®, Kensington®, Marbig, Mead®, NOBO, Quartet®, Rexel, Swingline®, Tilibra®, Wilson Jones® and many others. We design, market and sell products in more than 100 countries around the world. More information about ACCO Brands can be found at www.accobrands.com.

Forward-Looking Statements

This press release contains statements which may be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks and uncertainties, are made as of the date hereof and we undertake no obligation to update them. In particular, our business outlook is based on certain assumptions which we believe to be reasonable under the circumstances. These include, without limitation, assumptions regarding changes in the macro environment, fluctuations in foreign currency rates, changes in the competitive landscape and consumer behavior and the effect of consolidation in the office products industry, as well as other factors described below.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Because actual results may differ from those predicted by such forward-looking statements, you should not place undue reliance on them when deciding whether to buy, sell or hold the Company’s securities.

Among the factors that could affect our results or cause our plans, actions and results to differ materially from current expectations are: the concentration of our business with a relatively limited number of large and sophisticated customers; the consolidation of our customers, including the merger of Office Depot and OfficeMax in late 2013 and the proposed acquisition of Office Depot by Staples; shifts in the channels of distribution of our products; challenges related to the highly competitive business segments in which we operate, including, low barriers to entry, customers who have the ability to source their own private label products, limited retail space, competitors’ strong brands, competition from imports from a range of countries, including countries with lower production costs and from a wide range of products and services, including electronic, digital and web-based products that can render obsolete or less desirable some of our products; our ability to develop innovative products and expand our business into adjacent categories; our ability to meet the competitive challenges faced by our Computer Products business which is characterized by rapid technological change, short product life cycles and a dependency on the introduction by third party manufacturers of new equipment to drive demand for the accessories it sells; commercial and consumer spending decisions during periods of economic uncertainty or weakness; a failure of our information technology systems or supporting infrastructure or an information security breach; our ability to successfully expand our business in emerging markets which generally involve more financial, operational, legal and compliance risks and create exposure to unstable political conditions, civil unrest and economic volatility; our ability to grow profitably through acquisitions; our failure to comply with customer contracts; the impact of regulatory requirements, litigation, regulatory actions or other legal claims or proceedings; the risks associated with outsourcing production of certain of our products and information systems; the decline in the use of certain of our products, especially paper-based dated time management and productivity tools; risks associated with our substantial indebtedness, including our significant debt service obligations, limitations imposed by restrictive covenants and our ability to comply with financial ratios and tests; risks associated with seasonality, and foreign currency, interest rate and raw material and labor cost fluctuations; the impact of pension costs; any impairment of our goodwill or other intangible assets; the insolvency, bankruptcy or financial instability of our customers and suppliers; our ability to secure, protect and maintain our intellectual property rights; our ability to attract and retain key employees; the volatility of our stock price; material disruptions at one of our or our suppliers' major manufacturing or distribution facilities resulting from circumstances outside our control; and other risks and uncertainties described in “Part I, Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014 and in other reports we file with the SEC.

For further information:

Rich Nelson            Jennifer Rice
Media Relations        Investor Relations
(847) 796-4059        (847) 796-4320

ACCO Brands Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

	(unaudited)
	March 31, 2015	December 31, 2014
(in millions of dollars)
Assets
Current assets:
Cash and cash equivalents	$90.8	$53.2
Accounts receivable, net	232.4	420.5
Inventories	273.1	229.9
Deferred income taxes	34.2	39.4
Other current assets	39.5	35.8
Total current assets	670.0	778.8
Total property, plant and equipment	531.4	547.7
Less accumulated depreciation	(308.1)	(312.2)
Property, plant and equipment, net	223.3	235.5
Deferred income taxes	27.9	31.7
Goodwill	518.9	544.9
Identifiable intangibles, net	549.3	571.4
Other non-current assets	57.1	64.1
Total assets	$2,046.5	$2,226.4
Liabilities and Stockholders' Equity
Current liabilities:
Notes payable	$20.6	$0.8
Current portion of long-term debt	1.4	0.8
Accounts payable	151.1	159.1
Accrued compensation	20.9	36.6
Accrued customer program liabilities	76.1	111.8
Accrued interest	14.7	6.5
Other current liabilities	55.3	79.8
Total current liabilities	340.1	395.4
Long-term debt	797.7	799.0
Deferred income taxes	160.3	172.2
Pension and post-retirement benefit obligations	93.0	100.5
Other non-current liabilities	72.3	78.3
Total liabilities	1,463.4	1,545.4
Stockholders' equity:
Common stock	1.1	1.1
Treasury stock	(10.7)	(5.9)
Paid-in capital	2,018.2	2,031.5
Accumulated other comprehensive loss	(366.6)	(292.6)
Accumulated deficit	(1,058.9)	(1,053.1)
Total stockholders' equity	583.1	681.0
Total liabilities and stockholders' equity	$2,046.5	$2,226.4

ACCO Brands Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(In millions of dollars, except per share data)

	Three Months Ended March 31,
	2015	2014
Net sales	$290.0	$329.4
Cost of products sold	209.8	240.9
Gross profit	80.2	88.5

Operating costs and expenses:
Advertising, selling, general and administrative expenses	72.9	82.1
Amortization of intangibles	5.2	5.9
Restructuring (credits) charges	(0.5)	1.1
Total operating costs and expenses	77.6	89.1

Operating income (loss)	2.6	(0.6)

Non-operating expense (income):
Interest expense	11.2	12.4
Interest income	(1.1)	(1.1)
Equity in earnings of joint ventures	(1.4)	(1.2)
Other income, net	(0.4)	—

Loss before income tax	(5.7)	(10.7)
Income tax expense (benefit)	0.1	(2.9)
Net loss	$(5.8)	$(7.8)

Per share:
Basic loss per share	$(0.05)	$(0.07)

Diluted loss per share	$(0.05)	$(0.07)

Weighted average number of shares outstanding:
Basic	112.0	113.8
Diluted	112.0	113.8

ACCO Brands Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(in millions of dollars)	2015	2014
Operating activities
Net loss	$(5.8)	$(7.8)
Loss on disposal of assets	0.2	0.3
Depreciation	8.5	9.1
Other non-cash charges	—	0.3
Amortization of debt issuance costs	0.9	1.0
Amortization of intangibles	5.2	5.9
Stock-based compensation	3.0	3.1
Equity in earnings of joint ventures, net of dividends received	2.1	3.4
Changes in balance sheet items:
Accounts receivable	157.2	187.8
Inventories	(52.8)	(42.9)
Other assets	(5.2)	(17.3)
Accounts payable	(2.6)	(8.5)
Accrued expenses and other liabilities	(55.5)	(69.9)
Accrued income taxes	(5.3)	(16.5)
Net cash provided by operating activities	49.9	48.0
Investing activities
Additions to property, plant and equipment	(8.7)	(6.8)
Proceeds from the disposition of assets	0.1	0.8
Net cash used by investing activities	(8.6)	(6.0)
Financing activities
Borrowings of notes payable, net	19.8	0.6
Repurchases of common stock	(14.6)	—
Payments related to tax withholding for share-based compensation	(4.8)	(1.4)
Net cash provided (used) by financing activities	0.4	(0.8)
Effect of foreign exchange rate changes on cash and cash equivalents	(4.1)	0.6
Net increase in cash and cash equivalents	37.6	41.8
Cash and cash equivalents
Beginning of the period	53.2	53.5
End of the period	$90.8	$95.3

ACCO Brands Corporation and Subsidiaries
Supplemental Reconciliation of Adjusted Results (Unaudited)
(In millions of dollars, except per share data)

	Three Months Ended March 31, 2015				Three Months Ended March 31, 2014
		Adjusted				Adjusted			% Change	% Change
	Reported	Items (A)		Adjusted	Reported	Items (A)		Adjusted	Reported	Adjusted
Net sales	$290.0				$329.4				(12)%
Cost of products sold	209.8				240.9				(13)%
Gross profit	80.2				88.5				(9)%

Operating costs and expenses:
Advertising, selling, general and administrative expenses	72.9				82.1				(11)%
Amortization of intangibles	5.2				5.9				(12)%
Restructuring (credits) charges	(0.5)	0.5	(A.1)	—	1.1	(1.1)	(A.1)	—	NM	NM
Total operating costs and expenses	77.6	0.5		78.1	89.1	(1.1)		88.0	(13)%	(11)%

Operating income (loss)	2.6	(0.5)		2.1	(0.6)	1.1		0.5	NM	320%
Non-operating expense (income):
Interest expense	11.2				12.4				(10)%
Interest income	(1.1)				(1.1)				—%
Equity in earnings of joint ventures	(1.4)				(1.2)				17%
Other income, net	(0.4)				—				NM
Loss before income tax	(5.7)	(0.5)		(6.2)	(10.7)	1.1		(9.6)	47%	35%
Income tax expense (benefit)	0.1	(2.3)	(A.2)	(2.2)	(2.9)	(0.5)	(A.2)	(3.4)	NM	35%
Net loss	$(5.8)	$1.8		$(4.0)	$(7.8)	$1.6		$(6.2)	26%	35%

Per share:
Diluted loss per share	$(0.05)			$(0.04)	$(0.07)			$(0.05)	29%	20%

Weighted average number of shares outstanding:
Diluted	112.0				113.8

Statistics (as a % of Net sales, except Income tax rate)
	Three Months Ended March 31, 2015		Three Months Ended March 31, 2014
	Reported	Adjusted	Reported	Adjusted
Gross profit (Net sales, less Cost of products sold)	27.7%		26.9%
Advertising, selling, general and administrative	25.1%		24.9%
Operating income (loss)	0.9%	0.7%	(0.2)%	0.2%
Loss before income tax	(2.0)%	(2.1)%	(3.2)%	(2.9)%
Net loss	(2.0)%	(1.4)%	(2.4)%	(1.9)%
Income tax rate	(1.8)%	35.0%	27.1%	35.0%

ACCO Brands Corporation and Subsidiaries

Notes for Supplemental Reconciliation of Adjusted Results (Unaudited)

A.
“Adjusted” results exclude all unusual tax items and restructuring (credits) charges, in order to provide a comparison of underlying results of operations; in addition, taxes have been recalculated at a normalized tax rate.

1.	Represents restructuring (credits) costs.

2.
Adjustment primarily reflects the tax effect of the adjustments outlined in item A.1 above and adjusts the company's effective tax rate to a normalized rate of 35%. The Company's estimated long-term rate remains subject to variations from the mix of earnings across the Company's operating jurisdictions.

Supplemental Reconciliation of Operating Income to Adjusted EBITDA (Unaudited)
(In millions of dollars)

“Adjusted EBITDA” represents adjusted operating income after adding back depreciation, amortization of intangibles, stock-based compensation expense, and joint venture income. The following table sets forth a reconciliation of reported operating income in accordance with GAAP to Adjusted EBITDA.

	Three Months Ended March 31,
	2015	2014	% Change
Operating income (loss)	$2.6	$(0.6)	NM
Restructuring (credits) charges	(0.5)	1.1	NM
Adjusted operating income	2.1	0.5	320%
Depreciation	8.5	9.1	(7)%
Amortization of intangibles	5.2	5.9	(12)%
Stock-based compensation expense	3.0	3.1	(3)%
Joint venture income	1.4	1.2	17%
Adjusted EBITDA	$20.2	$19.8	2%

Adjusted EBITDA as a % of Net Sales	7.0%	6.0%

Supplemental Reconciliation of Net Cash Provided By Operating Activities to Free Cash Flow (Unaudited)
(In millions of dollars)

“Free Cash Flow” represents cash flow from operating activities less additions to property, plant and equipment, net of proceeds from the disposition of assets. The following table sets forth a reconciliation of reported net cash provided by operating activities in accordance with GAAP to Free Cash Flow.

Three Months Ended March 31, 2015
Net cash provided by operating activities	$49.9

Net cash (used) provided by:
Additions to property, plant and equipment	(8.7)
Proceeds from the disposition of assets	0.1
Free cash flow	41.3

ACCO Brands Corporation and Subsidiaries
Supplemental Business Segment Information and Reconciliation (Unaudited)
(In millions of dollars)

	2015					2014					Changes
					Adjusted					Adjusted
		Reported		Adjusted	Operating		Reported		Adjusted	Operating			Adjusted	Adjusted
		Operating		Operating	Income		Operating		Operating	Income			Operating	Operating
	Reported	Income	Adjusted	Income	(Loss)	Reported	Income	Adjusted	Income	(Loss)	Net Sales	Net Sales	Income	Income	Margin
	Net Sales	(Loss)	Items	(Loss) (A)	Margin (A)	Net Sales	(Loss)	Items	(Loss) (A)	Margin (A)	$	%	(Loss) $	(Loss) %	Points
Q1:
ACCO Brands North America	$166.7	$5.6	$(0.5)	$5.1	3.1%	$171.4	$(1.5)	$0.3	$(1.2)	(0.7)%	$(4.7)	(3)%	$6.3	NM	380
ACCO Brands International	94.6	3.3	—	3.3	3.5%	124.3	7.6	0.5	8.1	6.5%	$(29.7)	(24)%	(4.8)	(59)%	(300)
Computer Products	28.7	2.0	—	2.0	7.0%	33.7	1.9	0.3	2.2	6.5%	$(5.0)	(15)%	(0.2)	(9)%	50
Corporate	—	(8.3)	—	(8.3)		—	(8.6)	—	(8.6)		—		0.3
Total	$290.0	$2.6	$(0.5)	$2.1	0.7%	$329.4	$(0.6)	$1.1	$0.5	0.2%	$(39.4)	(12)%	$1.6	320%	50

Q2:
ACCO Brands North America						$283.7	$49.0	$0.2	$49.2	17.3%
ACCO Brands International						111.3	5.2	—	5.2	4.7%
Computer Products						32.7	0.4	—	0.4	1.2%
Corporate						—	(10.7)	(0.2)	(10.9)
Total						$427.7	$43.9	$—	$43.9	10.3%

Q3:
ACCO Brands North America						$297.4	$50.5	$(0.5)	$50.0	16.8%
ACCO Brands International						140.7	19.1	0.1	19.2	13.6%
Computer Products						34.1	2.7	0.9	3.6	10.6%
Corporate						—	(10.5)	—	(10.5)
Total						$472.2	$61.8	$0.5	$62.3	13.2%

Q4:
ACCO Brands North America						$253.5	$42.7	$3.3	$46.0	18.1%
ACCO Brands International						170.6	31.0	0.5	31.5	18.5%
Computer Products						35.8	3.2	(0.1)	3.1	8.7%
Corporate						—	(8.4)	0.2	(8.2)
Total						$459.9	$68.5	$3.9	$72.4	15.7%

Full Year:
ACCO Brands North America	$166.7	$5.6	$(0.5)	$5.1	3.1%	$1,006.0	$140.7	$3.3	$144.0	14.3%
ACCO Brands International	94.6	3.3	—	3.3	3.5%	546.9	62.9	1.1	64.0	11.7%
Computer Products	28.7	2.0	—	2.0	7.0%	136.3	8.2	1.1	9.3	6.8%
Corporate	—	(8.3)	—	(8.3)		—	(38.2)	—	(38.2)
Total	$290.0	$2.6	$(0.5)	$2.1	0.7%	$1,689.2	$173.6	$5.5	$179.1	10.6%

(A) See "Notes for Supplemental Reconciliation of Adjusted Results (Unaudited)" for a description of adjusted items on page 10.

ACCO Brands Corporation and Subsidiaries
Supplemental Net Sales Change Analysis (Unaudited)

	Percent Change - Sales
	GAAP	Non-GAAP
			Constant
			Currency
	Net Sales	Currency	Net Sales
	Change	Translation	Change (A)	Price	$ Volume/Mix
Q1 2015:
ACCO Brands North America	(2.7)%	(1.5)%	(1.2)%	1.6%	(2.8)%
ACCO Brands International	(23.9)%	(11.6)%	(12.3)%	4.3%	(16.6)%
Computer Products	(14.8)%	(8.9)%	(5.9)%	(0.3)%	(5.6)%
Total	(12.0)%	(6.1)%	(5.9)%	2.4%	(8.3)%
(A) Current period foreign operation sales translated at prior year currency rates.